EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of the 28th day of October, 2011, between AS SEEN ON TV, INC., a Florida corporation (the “Company”), and Steven Rogai (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Term of Employment.

(a)

Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of three (3) years commencing as of the date of this Agreement (the “Term”), unless sooner terminated in accordance with the provisions of Section 5.  The Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is give by either party at least ninety (90) days before the end of the Term.

(b)

Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of Section 7 shall be binding upon the legal representatives, successors and assigns of the Executive.

2.

Duties.

(a)

General Duties. The Executive shall serve as the President and Chief Executive Officer of the Company, with duties and responsibilities that are customary for such an executive. The Executive shall also perform services for such subsidiaries of the Company as may be necessary.  The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. The Executive shall report to the Board of Directors of the Company.

(b)

Devotion of Time.  Subject to the last sentence of this Section 2(b), the Executive shall devote substantially all of his working time, attention and energies during normal business hours (exclusive of vacation time referenced in Section 4(a) and of such normal holiday periods as have been established by the Company) to the affairs of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall restrict the Executive from devoting time to passive personal investments, private business affairs, educational and charitable interests and as provided on Schedule 2(b), provided that none of such activities, individually or in the aggregate, interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company.

(c)

Location of Office. The Executive’s office shall be located at the Company’s offices located in Pinellas County, which office may be moved to another location in Pinellas County, Florida.  The Executive’s job responsibilities shall include reasonable business travel necessary to the performance of his job.

(d)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Executive shall promptly execute any documents generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

3.

Compensation and Expenses.

(a)

Salary.  For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $225,000 (the “Base Salary”), payable in installments in accordance with the Company’s standard payroll practices.    Base Salary may be increased from time to time as determined by the Board of Directors of the Company (with the Executive abstaining from such vote) or a Compensation Committee of the Board of Directors that may be established during the Term (the “Compensation Committee”).

(b)

Discretionary and Minimum Bonus.  In addition to the Base Salary set forth in Section 3(a) above, the Executive shall be entitled to such bonus compensation (in cash, stock options, capital stock or other property) as the Board of Directors of the Company (with the Executive abstaining from such vote) or Compensation Committee may determine from time to time.

(c)

Expenses.  In addition to any compensation received pursuant to this Section 3, the Company will reimburse the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, executive officers.

4.

Benefits.

(a)

Vacation.  For each 12-month period during the Term, the Executive shall be entitled up to a vacation of two (2) nonconsecutive weeks per annum, to be taken at such times as the Executive may select and the affairs of the Company may permit.   Vacation time shall not include sick leave, disability or holiday periods established by the Company. Executive shall not be entitled to compensation for any unused vacation upon termination of this Agreement, unless Executive is terminated Without Cause, For Good Reason or following a Change of Control.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.

(c)

Indemnification; Directors and Officers Insurance.  The Company will maintain a minimum of $5 million of Directors and Officers liability coverage during the employment Term. The Executive shall be provided the same directors’ and officers’ insurance available to all other officers and directors.  The Company shall indemnify the Executive to the fullest extent permitted under Florida law.  Expenses incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive is or was an officer and/or a director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, whether or not he is serving in such capacity at the time any liability (a “Proceeding”), shall be paid by the Company in advance of the final disposition of the Proceeding at the written request of the Executive, and within ten (10) business days of such request, to the fullest extent permitted by Florida law; provided, however, that the Executive shall undertake in writing to repay such amount to the extent that it is ultimately determined that the Executive is not entitled to indemnification by the Company. This provision is in addition to the Company’s indemnification of Executive to the maximum extent provided under the provisions of the Company’s By-Laws.

5.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate without act by any party upon the death of the Executive.  In the event that the Executive’s employment is terminated by reason of Executive’s death, the Executive’s estate shall receive (i) three (3) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes, and (ii) continued provision for a period of one (1) year following the Executive’s death of benefits, except perquisites, under any employee benefit plan extended from time to time by the Company to its senior executives. In addition, the Executive’s employment hereunder may be terminated by the Board of Directors due to the Executive’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician mutually selected by the Company and the Executive, or the Executive’s legal representatives in the event he is unable to make such selection due to mental incapacity, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, even with reasonable accommodation as may be required under the Americans With Disabilities Act, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Executive has been unable to substantially perform his duties hereunder, even with reasonable accommodation as may be required under the Americans With Disabilities Act, for 120 or more consecutive days, or more than 180 days in any consecutive twelve month period, by reason of any physical or mental illness or injury.  For purposes of this Section 5(a), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Executive, and paid for by the Company.  In the event that the Executive’s employment is terminated by reason of Executive’s disability, the Company shall pay the following to the Executive: (i) six (6) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Company’s usual practices, including the withholding of all applicable taxes; (ii) continued provision during said twelve (12) month period of the benefits, except perquisites, under any employee benefit plan extended from time to time by the Company to its senior executives; and (iii) any earned but unpaid bonuses; provided, however, the Company may credit against such amounts any proceeds paid to the Executive with respect to any disability policy maintained for his benefit.

(b)

Termination for Cause or Without Good Reason.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination setting forth in reasonable detail the basis for such termination.  Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without “Good Reason,” as defined below, then the Executive shall have no right to compensation, or reimbursement under Section 3, or to participate in any Executive benefit programs under Section 4, except as may otherwise be provided by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall be: (i) indictment for fraud or felonious criminal conduct; (ii) habitual drunkenness or drug addiction; (iii) material sanctions against Executive, imposed or consented to, in his capacity as an employee of Company by regulatory agencies governing Company or against Company because of wrongful acts or conduct of Executive which have a material adverse affect upon the Company and its business; (iv) material breach or default by Executive of any of the material terms or conditions of this Agreement, and the continuation of such material breach or default by Executive for a period of ten days following the date of receipt of written notice from Company specifying the breach or default of Executive; (v) the resignation or quitting of Executive prior to the end of the Term, if applicable, (in this last event, Employee’s employment shall be deemed terminated with Cause on the date that he resigns or quits); (vi) the determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company of Executive’s misuse or conversion of Company assets or funds, (vii) any act of willful or intentional misconduct, or a grossly negligent act by the Executive having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company, or (viii) the determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination) unless the Executive’s actions were specifically directed by the Board.

(c)

Termination Without Cause, For Good Reason or Change of Control.

(i)

The Executive may terminate this Agreement for Good Reason (as defined below in Section 5(c)(ii)) or following a Change of Control (as defined below in Section 5(c)(iii)).  In the event the Executive terminates this Agreement for Good Reason or Change of

Control, or the Company terminates the Executive without Cause or following a Change of Control, then, in either case, the Company shall pay to the Executive (i) twelve (12) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Company’s usual practices, including the withholding of all applicable taxes; (ii) any accrued benefits under any employee benefit plan extended to Executive at the time of its termination; (iii) immediate vesting of all granted but unvested stock options; and (iv) payment on a prorated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of Executive’s termination of employment.

(ii)

The term “Good Reason” shall mean the Company materially breaches this Agreement and such breach is not cured by the Company within twenty days after written notice thereof is given to the Company by the Executive; a reduction by the Company of the Executive’s Base Salary, the failure of the Company to continue in effect any Executive benefit plan or compensation plan in which the Executive was participating, unless the Executive is permitted to participate in other plans providing substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce benefits under any such plan, provided, however, any Base Salary reduction of less than 35% of then-current Base Salary that affect all similarly situated executive officers or changes affecting participation or benefits of all similarly situated executive officers  shall not be treated as Good Reason hereunder; a materially adverse change in the level of the Executive’s employment responsibilities; or a relocation of the Company’s offices such that Executive would be required to relocate his primary residence to provide for a reasonable daily travel distance to such new location. Prior to the Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company that such Good Reason exists and setting forth, in detail, the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within thirty (30) days following receipt of such notice, then Executive’s employment shall be deemed terminated for Good Reason.

(iii)

In the event that a “Change of Control” as hereinafter defined, of the Company shall occur at any time during the employment Term or extensions thereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon 30 days written notice given at any time within one year after the occurrence of such events, and such termination of the Executive’s employment with the Company pursuant to this Subsection 5(c)(iii), then, the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 5(c)(i) of this Agreement.  For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred at such time as:

(A)

any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or,

(B)

the business of the Company for which the Executive’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets  (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Subsection 5(c)(iii) will not apply where the Executive gives the Executive’s explicit written waiver stating that for the purposes of this Subsection 5(c)(iii), a Change in Control shall not be deemed to have occurred.  The Executive’s participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

(iv)

Upon expiration of the Term of this Agreement,  the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time.

6.

Non-Competition Agreement.

(a)

Competition with the Company.  Until termination of his employment and for a period of nine (9) months commencing on the date of termination, except if termination is for “Without Cause” or “With Good Reason”, the Executive (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States. For purposes of this Agreement, the term “compete with the Company” shall refer to the principal business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to five percent of the securities of any publicly-traded enterprise provided that the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)

Solicitation of Customers.  For a period of nine (9) months commencing on the date of any termination or expiration of this Agreement, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

(c)

Solicitation of Employees or Independent Contractors.  For a period of nine (9) months commencing on the date of any termination or expiration of this Agreement, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee or independent contractor of the Company to terminate his or her employment or services with the Company, or solicit for employment or services or recommend to any third party the solicitation for employment or services of any person who, at the time of such solicitation, is employed by or contracted with the Company or any of its subsidiaries and affiliates.

(d)

No Payment.  The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 6, and confirms he has received adequate consideration for such undertakings.

(e)

Non-Disparagement.  The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, including but not limited to, any officer, director, employee or shareholder of the Company.

(f)

References.  References to the Company in this Section 6 shall include the Company’s subsidiaries and affiliates.

7.

Non-Disclosure of Confidential Information.

(a)

Confidential Information. Confidential Information includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services or Products (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company.  As used herein, the term “Services or Products” shall include all services or products for which the Company or any of its subsidiaries offered for sale and marketed during the Term and any other services or products which the Company or any of its subsidiaries has taken concrete steps to offer for sale, but not yet commenced marketing during the Term.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or or professional information that otherwise does not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key, relationships with specific prospective or existing Customers, subjects, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, methods, operations and procedures.

(c)

Confidentiality. Following termination of employment for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company.  The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.  The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his  employment and then only with the authorization of an officer of the Company (excluding the Executive).  All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Customers, or subjects, as the case may be.  The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

(d)

The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works related to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions.  The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)

to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)

to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

8.

Equitable Relief.

(a)

The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express  consent of the Board of Directors of the Company, shall leave his  employment for any reason and take any action in violation of Section 6 and/or Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 8(b) below, to enjoin the Executive from breaching the provisions of Section 6 and/or Section 7.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)

Any action must be commenced in Pinellas County, Florida.  The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

9.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

10.

Severability.

(a)

The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)

If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

11.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

To the Company:

AS SEEN ON TV, INC.

14044 Icot Blvd

Clearwater, FL 33760

Facsimile: 727-330-7843

Attention:  Board of Directors

To the Executive:

Steven Rogai

402 S. Clark Ave.

Tampa, FL 33609

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

12.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

13.

Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

14.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

15.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

16.

Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

17.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.

Arbitration.  Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Pinellas County, Florida (unless the parties agree in writing to a different location), before one arbitrator in accordance with the rules of the American Arbitration Association then in effect.  In any such arbitration proceeding, the parties agree to provide all discovery deemed necessary by the arbitrator.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

AS SEEN ON TV, INC.

By:	/s/ Kevin Harrington
Kevin Harrington
Chairman of the Board of Directors

Executive:

By:	/s/ Steven Rogai
Steven Rogai

Schedule 2(b)

Passive real estate investments or transactions; paid or unpaid speaking engagements; paid or unpaid seminars; television appearances, appearing on reality television or film production; and promotional or personal appearances; provided that none of the foregoing activities individually or in the aggregate, interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company.

Executive understands and acknowledges that any and all products that are derived from any of the above activities may be deemed to be Inventions (as defined in Section 7(d) of this Agreement) and in any event remain the sole property of the Company pursuant to Section 7(d).